Exhibit 99.1

Bio-Path Holdings Appoints Dr. Anas Younes to Scientific Advisory Board

HOUSTON—May 7, 2018 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced the appointment of Anas Younes, M.D., to its Scientific Advisory Board (SAB).

“It is with great pleasure we welcome Dr. Younes, one of the world’s most renowned lymphoma experts, to our SAB. His considerable expertise in hematological cancers will be of significant value to Bio-Path as we advance our oncology programs. In particular, his guidance will be key as we develop our program for BP1002 in lymphoma and solid tumors,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path.

“Bio-Path is developing a truly innovative platform that has the potential to significantly enhance therapies for cancers of unmet need,” commented Dr. Younes. “I’m delighted to offer my insights and work with this SAB to help advance DNAbilize™ to offer meaningful new treatments to patients.”

Dr. Younes is a Professor and Chief of Lymphoma Service at Memorial Sloan Kettering Cancer Center (MSK). Prior to joining MSK, he spent more than 20 years at M.D. Anderson Cancer Center, most recently as Director of Clinical and Translational Medicine in the Department of Lymphoma and Myeloma.

Dr. Younes received his M.D. from the University of Damascus School of Medicine. He completed his internal medicine residency training at SUNY Downstate Medical Center and his pathology residency at the Medical College of Ohio. He completed his hematology fellowship training at MSK.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and in preclinical studies for solid tumors. This is followed by BP1002, targeting the Bcl-2 protein, which the company anticipates entering into clinical studies where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369